Exhibit 99.1

NeuroMetrix Reports Q3 2012 Results

Commercial and Regulatory Progress in Diabetes Portfolio

WALTHAM, Mass., October 25, 2012 (BUSINESS WIRE) — NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the diagnosis and treatment of the neurological complications of diabetes, today reported business and financial highlights for the quarter and nine months ended

September 30, 2012.

The Company is working to develop a high growth, profitable diabetes franchise focused on diabetic peripheral neuropathy, or DPN, the most common complication of diabetes. DPN affects over 50% of people with diabetes and causes significant morbidity including pain, increased risk of falling in the elderly, and is the primary trigger for diabetic foot ulcers which may require lower extremity amputations. The Company’s emerging business currently has two products: a diagnostic test, NC- stat® DPNCheck™, which was launched into the market at the end of 2011, and the SENSUS™ pain management device which is in late stage product development. The Company also sells the ADVANCE general purpose nerve testing system.

Recent highlights include:

•	Regulatory Progress. The FDA cleared the Company’s 510(k) submission for the SENSUS pain management device in August 2012. A second 510(k) submission in June 2012 for the Company’s proprietary SENSUS electrode is under FDA review. Following FDA clearance for the electrode, the Company plans to launch SENSUS before the end of 2012.

•	Managed Care Expansion. The WellMed Medical Group of San Antonio, TX adopted NC-stat DPNCheck in the second quarter of 2012 to test its Medicare Advantage patients. WellMed accelerated patient testing during the third quarter with continued product support from the Company. The Company has added other managed care accounts and initiated pilots with additional Medicare Advantage provider networks. The managed care market sector represents the most compelling near term market opportunity for NC-stat DPNCheck.

•	Endocrinology/Podiatry Sales. The Company’s direct sales force recorded orders for 102 NC-stat DPNCheck devices during the third quarter which reflects a consistent quarterly pace since product launch.

•	Installed Base Growth. The installed base of NC-stat DPNCheck devices reached 778 by the end of the third quarter. This places the Company on track toward achieving its goal of 1,000 devices by the end of 2012.

“NC-stat DPNCheck sales into managed care and the SENSUS launch continue to command our attention,” said Shai N. Gozani M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “The interest level in SENSUS from physicians at trade shows and potential distributors has been encouraging. We are working toward a limited launch later this year to be followed by a broader, distributor-led initiative early in 2013. This timetable continues to look feasible.”

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The Company reported its financial results for the third quarter of 2012. Total revenues were $1.8 million compared with $2.6 million for the third quarter of 2011. Diabetes products contributed revenue of $0.3 million with the balance of $1.5 million in revenue derived from the legacy ADVANCE business now managed to optimize cash flow. Gross margin for the third quarter of 2012 of 55% of total revenues was similar to the gross margin percent in the third quarter of 2011. Operating expenses for the third quarter of 2012 were $3.6 million compared to $3.8 million in the third quarter of 2011. Net loss for the third quarter of 2012 was $2.6 million, or $0.21 per share. The Company reported a net loss of $2.4 million for the third quarter of 2011, or $0.63 per share. NeuroMetrix reported net cash usage of $2.4 million in the third quarter of 2012 and ended the period with cash resources of $10.9 million.

For the nine month period ended September 30, 2012, the Company reported revenues of $6.1 million and a net loss of $8.1 million, or $0.73 per share. In the comparable nine month period ended September 30, 2011, the Company recorded revenues of $8.0 million and a net loss of $7.6 million, or $1.96 per share.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, October 25, 2012 at 8:00 a.m., Eastern time. To access the call, dial 866-713-8395 (domestic), or 617-597-5309 (international). The confirmation code is 94833167. The call will also be webcast and will be accessible from the Company's website at http://www.neurometrix.com under the "Investor Relations" tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 51892248.

About NeuroMetrix

NeuroMetrix is an innovative medical device company that develops and markets home use and point-of-care devices, associated consumables, and support software for the treatment and management of diabetes and its complications. The company is focused on nerve related complications of diabetes, called diabetic neuropathies, which affect over 50% of people with diabetes. If left untreated, diabetic neuropathies trigger foot ulcers that may require amputation, cause disabling chronic pain, and increase the risk of falling in the elderly. The annual cost of diabetic neuropathies has been estimated at $14 billion in the United States. The company’s products are used by physicians and other clinicians in retail health settings such as pharmacies, and by managed care organizations to optimize patient care and reduce healthcare costs. The company markets the NC-stat DPNCheck device, which is a rapid, accurate, and quantitative point-of-care test for diabetic neuropathy. This product is used to detect diabetic neuropathy at an early stage and to guide treatment. The company is in late stage development of SENSUS, a pain management device which recently received Food and Drug Administration clearance. The company has additional therapeutic products in its pipeline. For more information, please visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations relating to the adoption of NC-stat DPNCheck, our ability to build a successful business focused on diabetic peripheral neuropathy, and our hope of expanding our commercial sales channel of our diabetic neuropathy products. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, our estimates of future performance, including the expected timing of the launch of our SENSUS product; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for our SENSUS product; and our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

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NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$1,764,764	$2,560,226	$6,052,137	$8,036,912
Cost of revenues	793,990	1,156,119	2,912,284	3,521,767
Gross margin	970,774	1,404,107	3,139,853	4,515,145
Operating expenses:
Research and development	980,361	829,556	2,979,153	3,049,887
Sales and marketing	1,457,079	1,810,653	4,586,822	5,164,782
General and administrative	1,147,075	1,199,676	3,720,407	3,883,247
Total operating expenses	3,584,515	3,839,885	11,286,382	12,097,916

Loss from operations	(2,613,741)	(2,435,778)	(8,146,529)	(7,582,771)
Interest income	3,487	4,936	11,812	17,954

Net loss	$(2,610,254)	$(2,430,842)	$(8,134,717)	$(7,564,817)

Net loss per common share, basic and diluted	$(0.21)	$(0.63)	$(0.73)	$(1.96)

Condensed Balance Sheets

(Unaudited)

	September 30, 2012	December 31, 2011

Cash and cash equivalents	$10,925,643	$10,290,446
Other current assets	1,945,546	3,204,860
Noncurrent assets	328,639	725,477
Total assets	$13,199,828	$14,220,783

Current liabilities	$2,528,342	$3,012,916
Noncurrent liabilities	84,841	119,346
Stockholders’ equity	10,586,645	11,088,521
Total liabilities and stockholders’ equity	$13,199,828	$14,220,783

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